Exhibit 10.1

FIRST AMENDMENT TO SUBLEASE AGREEMENT

This First Amendment to Sublease Agreement (“Amendment”) is executed as of the Effective Date (hereinafter defined) by and between Progressive Casualty Insurance Company (“Sublandlord”), and Acme Acquisition, LLC fka Acme Acquisition Corporation (“Subtenant”). The Effective Date shall be the date upon which this Amendment is last executed and/or initialed by Sublandlord and Subtenant.

RECITALS:

A. Sublandlord and Subtenant are parties to a Sublease Agreement, dated August 21, 2006 (the “Sublease”) for certain office and hangar space in the airplane hangar located at 26260 Curtis-Wright Parkway, Richmond Heights, Ohio, as more particularly described in the Sublease;

B. Sublandlord and Subtenant desire to renew the Term of the Sublease and otherwise amend the Sublease on the terms and conditions contained herein.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant hereby agree as follows:

1. The Term of the Sublease is hereby renewed for an additional period of five (5) years, commencing on October 1, 2011 and expiring on September 30, 2016 (the “Renewal Term”). Subtenant shall continue to have two (2) additional renewal options of five (5) years each in accordance with Section 21 of the Sublease.

2. Subtenant shall have the right to terminate the Sublease effective at 11:59 p.m. on the last day of each year during the Renewal Term, provided: (a) Subtenant shall give Sublandlord written notice of such termination at least six (6) full calendar months prior to the date of termination; and (b) Subtenant shall pay to Sublandlord on or before the date of termination a termination fee determined as follows:

Termination Date	Termination Fee
September 30, 2012	$53,452.00
September 30, 2013	$46,089.00
September 30, 2014	$32,726.00
September 30, 2015	$19,363.00

3. Except as expressly modified by this Amendment, the provisions of the Sublease remain in full force and effect and binding upon the parties. Capitalized terms not defined in this Amendment shall have the meanings given to them in the Sublease. This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and assigns.

4. Sublandlord and Subtenant each warrant and represent that this Amendment has been executed on their respective behalf with the full and proper authority.

Progressive Casualty Insurance Company		Acme Acquisition, LLC

By:	/s/ Ron Marotto	By:	/s/ Peter B. Lewis
	Ron Marotto, Vice President and Director of Real Estate	Its:	President

Date:	May 5, 2011	Date:	June 6, 2011

STATE OF OHIO                        ) SS:

COUNTY OF CUYAHOGA       )

Before me, a notary public in and for said County and State personally appeared the above-named Ron Marotto, Vice President and Director of Real Estate of Progressive Casualty Insurance Company.

Sworn to before me and subscribed in my presence at Cleveland, Ohio this 5th day of May, 2011.

/s/ Cheryl D. Mcfadden	SEAL
Notary Public

STATE OF Florida              ) SS:

COUNTY OF Dade             )

Before me, a notary public in and for said County and State personally appeared the above-named Peter Lewis, President of Acme Acquisition, LLC.

Sworn to before me and subscribed in my presence at 3595 Anchorage Way, Miami, Florida this 6th day of June, 2011.

/s/ Dania de la Vega	SEAL
Notary Public

2